CATERPILLAR FINANCIAL SERVICES CORPORATION POWERNOTES (R) With Maturities of 9 months or more from Date of Issue
Registration No. 333-124310	Trade Date:	12/26/07
Filed Pursuant to Rule 424(b)(3)	Issue Date:	12/31/07
PRICING SUPPLEMENT NO. 1079
(To Prospectus Supplement dated July 7, 2005 & Prospectus dated May 13, 2005)
The Date of this Pricing Supplement: December 26, 2007

CUSIP or Common Code	Stated Interest Rate (1)	Maturity	Price to Public (2)	Discounts & Commissions	Interest Payment Frequency	Survivors Option	Yes/No	SUBJECT TO REDEMPTION OR REPAYMENT Date and terms of redemption or repayment (including any applicable regular or special record dates)
14912HHL7	4.5%	06/15/10	100%	0.52%	Quarterly	YES	NO

	Principal Amount	Proceeds		Dealer (4)		1stPayment Date		Day Count

	$6,502,000.00	$6,468,189.60		LaSalle Financial Services, Inc.		3/15/08		30/360

	Yield (3)	Moody’s /S&P Rating

	4.526%	A2/A

Original Issue Discount Note:	Yes ☐ No ☒	Total Amount of OID:	N/A

(1)
The interest rates on the PowerNotes ® may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any PowerNotes ® offered prior to the effective date of the change.  After the issuance of the PowerNotes® covered by this Pricing Supplement, $844.546 mm principal amount of PowerNotes® remain available for sale pursuant to the accompanying Prospectus Supplement.

(2)
Expressed as a percentage of aggregate principal amount.  Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.

(3)	Yields are quoted on a semi-annual bond equivalent yield basis.

(4)
As of September 12, 2005 ABN AMRO Financial Services, Inc. changed its name to LaSalle Financial Services, Inc. Consequently, all references to “ABN AMRO Financial Services, Inc.” in the prospectus are amended to read “LaSalle Financial Services, Inc.”.